Exhibit 99.1

FOR IMMEDIATE RELEASE                                         Contact:                  Zac Nagle
November 5, 2012                                                                                               Vice President,
Investor Relations and Communications
713-753-5082
investors@kbr.com

Marianne Gooch
Director, Corporate Communications
713-753-3800
mediarelations@kbr.com

JURY VERDICT IN OREGON CASE

HOUSTON, Texas - (NYSE:KBR) On November 2, 2012, a jury in the U.S. District Court for the District of Oregon issued a verdict in the Bixby et al v. KBR case involving alleged sodium dichromate exposure in Iraq at the Qarmat Ali water treatment facility in 2003. The jury found in favor of twelve plaintiffs on their claims, and awarded them $10.2 million in actual damages and $75 million in punitive damages.

This is a jury verdict, and not a final judgment in the case. The potential KBR financial impact is unknown until a final judgment is entered by the U.S. District Court for the District of Oregon, which may differ from the jury verdict. Following the final judgment, KBR’s actions may include appealing the decision, seeking to enforce KBR’s indemnity rights under the Restore Iraqi Oil contract with the U.S. Army, and seeking reimbursement for all incurred costs for which KBR is entitled pursuant to the contract under the Federal Acquisition Regulations. The timing of the final judgment and ensuing KBR actions are unknown at this time.

KBR is a global engineering, construction and services company supporting the energy, hydrocarbon, government services, minerals, civil infrastructure, power, industrial, and commercial markets. For more information, visit www.kbr.com.

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